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                                                                    EXHIBIT 4.70


                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


In re:                                  )        Chapter 11
   ANC RENTAL CORPORATION, ET AL.,      )
                                        )        Case No. 01-11200 (MFW)
                          Debtors.      )        (Jointly Administered)
                                        )
                                        )        RE: Dkt. No. 4064

ORDER (I) AUTHORIZING CONTINUED USE OF CASH COLLATERAL THROUGH JULY 19, 2003 AND
            (II) GRANTING REPLACEMENT LIENS AND ADEQUATE PROTECTION

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         Upon the motion (the "Motion") dated February 14, 2003, of the above-captioned debtors and debtors-in-possession (the "Debtors")(1) for, among other things, an order pursuant to sections 361 and 363(c)(2) of title 11 of the United States Code (the "Bankruptcy Code") and Rule 4001(b) of the Federal Rules of Bankruptcy Procedure (i) approving the use of Cash Collateral (as defined



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(1)   The Debtors are the following entities: ANC Rental Corporation, Alamo
      International Sales, Inc., Alamo Rent-A-Car Management, LP, Alamo Rent-A-Car, LLC, ANC Aviation, Inc., ANC Collector Corporation, ANC Financial Corporation, ANC Financial GP Corporation, ANC Financial Properties LLC, ANC Financial, LP, ANC-GP, Inc., ANC Information Technology, Inc., ANC Information Technology Holding, Inc., ANC Information Technology, L.P., ANC IT Collector Corporation, ANC Management Services Corporation, ANC Management Services, LP, ANC Payroll Administration, LLC, ANC-TM Management LP, ARC-GP, Inc., ARC-TM, Inc., ARC-TM Properties LLC, ARG Reservation Services, LLC, ARI Fleet Services, Inc., Auto Rental Inc., Car Rental Claims, Inc., Claims Management Center, Inc., Guy Salmon USA, Inc., Liability Management Companies Holding, Inc., National Car Rental Licensing, Inc., National Car Rental System, Inc., NCR Affiliate Servicer Properties LLC, NCR Affiliate Servicer, Inc., NCRAS Management, LP, NCRAS-GP, Inc., NCRS Insurance Agency, Inc., Post Retirement Liability Management, Inc., Rental Liability Management Holdings, LLC, Rental Liability Management, Inc., Republic Fiduciary, Inc., Republic Guy Salmon Partner, Inc., Spirit Leasing, Inc., Spirit Rent-A-Car, Inc., SRAC Management, LP, SRAC-GP, Inc., and SRAC-TM, Inc.

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below) through and including July 19, 2003 and (ii) granting replacement liens and adequate protection on the same terms and conditions set forth in the Court's Order (i) Authorizing Continued Use of Cash Collateral through March 19, 2003 and (ii) Granting Replacement Liens and Adequate Protection, dated February 6, 2003 (the "Current Cash Collateral Order");

                  And the Court having entered ten prior Orders (the "Extension Orders") authorizing the Debtors to use Cash Collateral through and including February 16, 2003 and the Current Cash Collateral Order (the Extension Orders together with the Current Cash Collateral Order, the "Cash Collateral Orders") authorizing the Debtors to use Cash Collateral through and including March 19, 2003;
                  And it appearing that the Court has jurisdiction over this matter pursuant to 28 U.S.C. ss.ss. 157 and 1334 and that this matter is a core proceeding pursuant to 28 U.S.C. ss. 157(b)(2)(A);

                  And it appearing that the relief requested is in the best interests of the Debtors, their creditors and their estates;

                  And it appearing that notice of the Motion and the relief requested has been given to (i) the Office of the United States Trustee; (ii) Congress Financial Corporation (Florida), as agent (in such capacity, "Congress") for itself and the other lenders under the Borrowing Base Facility (collectively, the "Borrowing Base Lenders") and its counsel; (iii) Lehman Commercial Paper, Inc. ("LCPI"), as agent for itself and the other lenders under the Supplemental Facility (the "Supplemental Facility") and its counsel; (iv) LCPI, as agent for itself and the other lenders under the Senior Loan Agreement and its counsel; (v) Bank of Tokyo-Mitsubishi Trust Company, Fleet Capital Corp., successor by merger with Summit Business Capital Corp. and Provident Bank, and its counsel (collectively, the "Supplemental Lenders); (vi) Liberty Mutual Insurance Company ("Liberty") and its counsel (Liberty, the Borrowing


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Base Lenders, LCPI, the Supplemental Lenders and the others lenders under the
Supplemental Facility, and the other lenders under the Senior Loan Agreement are referred to herein collectively as the "Secured Creditors"); (vii) counsel for the Official Committee of Unsecured Creditors (the "Committee"); and (viii) each party that has requested notice under Rule 2002 of the Federal Rules of Bankruptcy Procedure;

                  And it appearing that no other or further notice need be given;

                  And good and sufficient cause appearing therefore; it is hereby

                  ORDERED that the Motion is approved in all respects as provided for herein; and it is further

                  ORDERED that, subject to the provisions of this Order, the Debtors are authorized to continue to use the Cash Collateral through and including July 19, 2003 on the same terms and conditions as set forth in the Current Cash Collateral Order, including, without limitation, (a) with respect to the grant of replacement liens and (b) the following adequate protection payments: (i) to provide Liberty with (I) the payments set forth in the Liberty Order and STS Approval Order (as each term is defined in the Final Order pursuant to, INTER ALIA, Bankruptcy Rule 4001 and 11 U.S.C. ss. 364 (a) Authorizing the Debtors to Obtain Further Post-Petition SuretY Bonding from Liberty Mutual Insurance Company, (b) Providing for Additional Collateral, and
(c) Granting Related Relief, dated March 17, 2003 [Doc. No. 4282] ("the STS Approval Order")) and (II) the reimbursement of certain fees and expenses provided for under the General Agreements of Indemnity, Commercial Surety, in favor of Liberty and executed by the Company, as Indemnitor, dated August 4,



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2000 and October 31, 2000, respectively, as modified by the Liberty Order and the STS Approval Order and the related term sheets; (ii) to provide LCPI, as agent under the Supplemental Facility, with the adequate protection payments set forth in the Cash Collateral Orders, including all fees, costs, charges and interest owing under the Supplemental Facility, (iii) to provide LCPI, as agent under the Senior Loan Agreement, with the adequate protection payments set forth in the Cash Collateral Orders, PROVIDED THAT, if and to the extent that the Court approves the Settlement Agreement, dated as of February 28, 2003, between ANC Rental Corporation and certain of its subsidiaries, the Committee, LCPI and Lehman Brothers Inc. (the "Settlement Agreement"), the Debtors shall provide LCPI with the adequate protection payments set forth in the Settlement Agreement; and (iv) with respect to Congress, (I) to pay when due or reimburse to Congress all fees, costs, charges and interest owing under the Borrowing Base Facility and all reasonable legal fees incurred by Congress and (II) provide Congress with the adequate protection as set forth in the Final Order Authorizing Debtors to (a) Obtain Postpetition Financing, (b) Grant Liens and Priority Administrative Expense Status and (c) Modify the Automatic Stay, dated March 17, 2003 [Doc. No. 4281]; and it is further

                  ORDERED, that as referred to herein, the term "Cash Collateral" shall have the meaning as defined in 11 U.S.C. Section 363(a) and shall include (i) all cash and other funds the Debtors had on hand or in any account as of the Filing Date that was subject to valid security interests, (ii) all cash proceeds derived, whether before or after the Filing Date, from the pre-petition collateral that secured the claims of the Secured Creditors, or
(iii) to the extent of any replacement liens granted to the Secured Creditors pursuant to any previous order authorizing the Debtors to use cash collateral, all proceeds derived from the collateral securing such replacement liens; and it is further
                  ORDERED, that notwithstanding anything in this Order or the Cash Collateral Orders to the contrary: (i) any reference in the Cash Collateral Orders to the "Liberty Order" shall also be deemed to be a reference to the "STS Approval Order"; (ii) in the event of any inconsistency between any of the Cash Collateral Orders and/or this Order, and the terms of the STS Approval Order, the terms of the STS Approval Order shall govern; and it is further

                  ORDERED, that notwithstanding anything to the contrary set forth in this Order or the Cash Collateral Orders, with regard to avoidance actions or proceeds thereof, to the extent that any Secured Creditor (whether pre- or post-petition) received or holds a lien or administrative claim (superpriority or otherwise) in the proceeds of avoidance actions (whether obtained through litigation or settlement) under Chapter 5 of the Bankruptcy Code, such lender releases said liens or administrative claims (superpriority or otherwise), provided that (a) no other entity shall be granted any lien or administrative priority (superpriority or otherwise) interest in such avoidance actions or proceeds, and (b) if any other entity shall hold such a lien or



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administrative priority interest, the aforesaid releases shall be void and of no further force or effect. To the extent that any Secured Creditor (whether pre- or post-petition) has an unsecured claim, whether by deficiency or otherwise, each shall share pari passu with all other general unsecured creditors with respect to all distributions on account of the proceeds of avoidance actions;
and it is further

                  ORDERED, that this Order shall be enforceable and effective immediately upon entry, notwithstanding Federal Rule of Bankruptcy Procedure 7062.


Dated: March 19, 2003
       Wilmington, Delaware
                                            /s/ Mary F. Walrath
                                            ----------------------------------
                                            THE HONORABLE MARY F. WALRATH
                                            UNITED STATES BANKRUPTCY JUDGE




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